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                                                                    Exhibit 4.15



                            R. J. TOWER CORPORATION

                      7.82% Senior Secured Note, Series B,
                                Due June 1, 2008

No. BR-1                                                            May 31, 1996
$25,000,000                                                      PPN 74964@ AB 3

     R. J. Tower Corporation, a Michigan corporation (the "Company"), for value received, hereby promises to pay to

             Teachers Insurance and Annuity Association of America

                             or registered assigns
                         on the first day of June, 2008
                            the principal amount of

                   Twenty-five Million Dollars ($25,000,000)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.82% per annum from the date hereof until maturity, payable semiannually on the first of June and December in each year (commencing on December 1, 1996) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) 9.82% per annum.

     Both the principal hereof and interest hereon are payable at the principal office of the Company in Grand Rapids, Michigan in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately preceding Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Grand Rapids, Michigan or New York, New York are required by law to close or are customarily closed.

     This Note is one of the 7.82% Senior Secured Notes, Series B, due June 1, 2008 (the "Series B Notes") of the Company in the aggregate principal amount of $25,000,000 which, together with the Company's $40,000,000 aggregate principal amount of 7.65% Senior Secured Notes, Series A, due June 1, 2006 (the "Series A Notes", said Series A Notes, together with the Series B Notes being hereinafter referred to collectively as the "Notes") are issued or to be issued under and pursuant to the terms and provisions of the separate Note Agreements, each
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dated as of May 31, 1996 (the "Note Agreements"), entered into by the Company with the original Purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

     This Note and the holders hereof are entitled equally and ratably with the holders of all other Notes to the rights and benefits provided pursuant to the terms and provisions of the Subsidiary Guaranties, the Collateral Documents and the Intercreditor Agreement (as each such term is defined in the Note Agreements). Reference is hereby made to each of the foregoing for a statement of the nature and extent of the benefits and security of the Notes afforded thereby and the rights of the holders of the Notes and the Company in respect thereof.

     This Note and the other Notes outstanding under the Note Agreements may be declared or otherwise become due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

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     THIS NOTE AND SAID NOTE AGREEMENTS ARE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

                                     R. J. Tower Corporation

                                     By  /s/ Anthony A. Barone
                                       -------------------------------

                                     Its Vice President
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